IQST - iQSTEL Prepares For NASDAQ Up-Listing In 2022

New York, NY – December 6, 2021 - iQSTEL, Inc. (OTCQX: IQST) today released a letter to shareholders from the CEO, Leandro Jose Iglesias. The letter is included in its entirety below:

Dear Shareholders:

This is the first in a series of shareholder letters we plan to publish with the objective of keeping everyone informed about all that the Management, the Independent Board of Directors and the Independent Audit Committee are performing as we transition into 2022.

In addition to addressing all that we have going on in what might be considered a routine state of affairs, we will also address the degree of uncertainty recently introduced by the Covid-19 Omicron Strain.

We will remain alert and vigilant, but at this time, Omicron is having no impact on our business. In the face of the potential ongoing impact from Covid, iQSTEL’s services may be more valuable than ever given that we are in the business of connectivity (IQSTelecom B2B Business Division: Telecom, Internet of Things, Blockchain) and mobility (EVOSS B2C Business Division: EV Motorcycles, Fintech).

iQSTEL has shown continuous financial performance improvements for some time now and we intend to continue the trend with profitability as a priority. We ended Q3 with only a $111k loss. We expect to surpass break-even in the near future.

Our topline continues to improve as well. We just announced a greater than 4% increase to our 2021 revenue forecast raising it from $60.5 million to $63 million after reaching $58 million YTD for the end of November.

The topline and bottom-line growth improvements have both been achieved while the company has also eliminated all convertible debt. The company has been dilutive debt free since February of 2021 (10 months) without any convertible notes, warrants or settlement agreements. At the same time, the company has not issued Reg-A shares since March 2021 (9 months).

We are currently working on the 2022 forecast. Our preliminary forecast for 2022, based on our Telecom Business alone, is $80 million (including the pending acquisition of Smartbiz, a net income positive operation).

We intend to add to the $80 million Telecom Business forecast additional anticipated revenues from our Internet of Things, Blockchain, EV Motorcycles, and Fintech Ecosystem business lines. These revenues are expected to make substantial contributions to our overall profitability.

We also expect to add anticipated contributions from our ongoing M&A campaign to our overall 2022 forecasting exercise.

Following on our progression from OTC Pink to OTCQB and OTCQX, we continue to make ongoing progress upgrading our reporting and oversight to improve transparency for shareholders, and in turn, improve shareholder confidence. We were recently invited to the OTCQX Market opening, an exciting event you can watch on our official Twitter page.

In keeping with our upgraded oversight, we currently conduct at least one meeting of our independent Board of Directors (BOD) per month. Below is a list of key BOD resolutions:

1)     The IQSTEL Independent Board of Directors gave the mandate to the Management to initiate the NASDAQ Up-listing process with the objective of achieving a listing on NASDAQ in the first half of 2022.

2)     Implement a strategy to capture shareholder value enhancements for the 21,000 iQSTEL shareholders in conjunction with the NASDAQ up-listing initiative.

3)     Management should proceed to close open deals on our M&A Campaign to be included in the up-listing milestone.

4)     Without losing focus on current operational improvements and growth, management should complete the product launching and start the revenue streams of our new high margin business lines: Internet of Things, Blockchain, EV Motorcycle, and Fintech Ecosystem.

5)     Management is authorized to proceed in reaching an agreement with an Investment Bank and/or a Family Office to sponsor the Up-Listing by bringing a long term funding platform designed to enhance shareholder value.

6)     Management is mandated to make regular communications to our stockholders at least on a monthly basis on the progress toward milestones and BOD resolutions.

The IQSTEL Management accepts the mandate given by our Independent Board of Directors and is enthusiastic about proceeding.

Thanks to all shareholders and investors for your continued support.

In representation of the entire iQSTEL Management Team,

Leandro Jose Iglesias

IQSTEL CEO & President

2

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

3